UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2018

IDT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16371	22-3415036
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed, on June 22, 2017, IDT Telecom, Inc. (“IDT Telecom”), a wholly-owned subsidiary of IDT Corporation (the “Registrant”) entered into a Share Purchase Agreement (the “Agreement”) with JAR Fintech Limited (“Buyer”) and JAR Capital Limited (“JAR Capital”) to sell the capital stock of IDT Financial Services Holding Limited, a company incorporated under the laws of Gibraltar and wholly-owned subsidiary of IDT Telecom (“IDT Finance”), to the Buyer. IDT Finance is the sole shareholder of IDT Financial Services Limited, a Gibraltar-based bank and e-money issuer, providing prepaid card solutions across the European Economic Area.

The Agreement provided for an aggregate purchase price for the outstanding equity interests of IDT Finance of approximately £3 million plus an amount equal to the value of IDT Finance’s net assets (the “Purchase Price”), to be paid at closing, subject to adjustments relating to customer assets of IDT Finance. Subject to obtaining regulatory approval of the Gibraltar Financial Services Commission and the Gibraltar Minister with responsibility for financial services and other customary conditions set forth in the Agreement, the parties originally anticipated that the sale would close in 2017. With the requisite regulatory approval still pending, on October 25, 2018 the Buyer notified us that it considers the Agreement terminated by the effluxion of time.

All parties have indicated that they remain interested in consummating a transaction regarding the sale of IDT Finance and are working toward that goal while pursuing the required regulatory approvals. The parties are negotiating certain changes to the terms of the sale, although there are no assurances that the transaction will be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDT CORPORATION

By:	/s/ Shmuel Jonas
Name: Shmuel Jonas
Title: Chief Executive Officer

Dated: October 31, 2018